                                                      Exhibit 23.2



                        Consent of Independent Auditors


We consent to the reference to our firm in the Registration Statement on Form S-8 for the registration of 1,500,000 shares of common stock of Papa John's International, Inc., which incorporates by reference a previously filed Registration Statement on Form S-8 (Reg. No. 33-67472), pertaining to the Papa John's International, Inc. 1993 Stock Ownership Plan (collectively referred to as the Form S-8) and to the incorporation by reference in the Form S-8 of our report dated February 27, 1996, with respect to the consolidated financial statements of Papa John's International, Inc. and subsidiaries incorporated by reference in its Annual Report (Form 10-K) for the fiscal year ended December 31, 1995, filed with the Securities and Exchange Commission.



                                           Ernst & Young LLP



Louisville, Kentucky
November 14, 1996